EX-99.d.2

Delaware Management Company
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

April 26, 2021

Delaware Group Limited-Term Government Funds
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

Re: Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Macquarie Investment Management Business Trust (the “Manager”), agrees that in order to improve the performance of Delaware Limited-Term Diversified Income Fund (the “Fund”), a series of Delaware Group Limited-Term Government Funds, the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Fund’s total annual operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period from April 30, 2021 through April 30, 2022. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Fund’s Board of Trustees and the Manager.

	Class A and	Class C and
	Institutional Class	Class R	Class R6
Fund	Expense Cap	Expense Cap	Expense Cap
Delaware Limited-Term Diversified Income Fund	0.39%	0.39%	0.32%
Delaware Tax-Free New Jersey Fund	0.59%	N/A	N/A
Delaware Tax-Free Oregon Fund	0.65%	N/A	N/A

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Macquarie Investment Management Business Trust

By:	/s/ Richard Salus
	Name:	Richard Salus
	Title:	Senior Vice President

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Limited-Term Government Funds

By:	/s/ Shawn K. Lytle
	Name:	Shawn K. Lytle
	Title:	President & Chief Executive Officer
	Date:	April 26, 2021